Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Consolidated Financial Highlights of the Reinsurance Interval Fund” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Consolidated Financial Statements of the Reinsurance Interval Fund” in the Statement of Additional Information, each dated March 1, 2025, and each included in this Post-Effective Amendment No. 10 to the Registration Statement (Form N-2, File No. 333-207521) of Stone Ridge Trust IV (the “Registration Statement”).

We also consent to the use of our report dated December 30, 2024, with respect to the financial statements of Stone Ridge Trust IV for the year ended October 31, 2024, and to the incorporation by reference of our report dated December 30, 2024, with respect to the consolidated financial statements and financial highlights of Stone Ridge Trust II included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
February 26, 2025